Exhibit 24(b)(8)(c)(2):  Variable Annuity Fund/Serv & Networking Agreement between Voya Insurance and annuity Company and DeAWM Service Company

VARIABLE ANNUITY FUND/SERV & NETWORKING AGREEMENT

            This Agreement is entered as of August 24, 2015 between Voya Insurance and Annuity Company (the “Firm”), an Iowa stock life insurance company, and DeAWM Service Company (“DSC”), the transfer agent or sub-transfer agent of each investment company managed by Deutsche Investment Management Americas Inc. (“DIMA”), located at 222 South Riverside Plaza, Chicago, IL 60606-5808.

            WHEREAS, Firm and DSC’s affiliate, DeAWM Distributors, Inc. (the “Underwriter”), have each entered into a membership agreement with the National Securities Clearing Corporation (the “NSCC”) which has developed a system through which mutual fund shares can be purchased, redeemed or exchanged (“Fund/SERV”) and each have access to the NSCC’s Networking System (“NETWORKING”); and

            WHEREAS, NETWORKING permits the transmission of shareholder data between the Firm and DSC pursuant to certain matrix levels established by NSCC (“Matrix Levels”); and

WHEREAS, pursuant to the relationship with NSCC, DSC serves as the agent for redemption purposes for each DIMA-managed investment company that is registered for trading with the NSCC; and

            WHEREAS, Firm, on behalf of its separate accounts that issue variable life insurance and variable annuity contracts (each a Separate Account collectively the “Separate Accounts”) and, would like to utilize Fund/SERV to transmit the Separate Accounts’ orders for shares of certain of the VIT Funds (as defined below) (the “Shares”) and NETWORKING pursuant to one of the Matrix Levels; and

            WHEREAS, the Separate Accounts’ orders for Shares and other information will be placed through Fund/SERV and will be sent directly to the Funds’ mainframe recordkeeping system; and

            WHEREAS, Deutsche Investments VIT Funds, Deutsche Variable Series I and Deutsche Variable Series II (each a “VIT Fund” and collectively the “VIT Funds”), Underwriter and DIMA have entered into a participation agreement with Firm (the “Participation Agreement”), dated April 20, 2015, pursuant to which the VIT Funds sell Shares to certain of the Firm’s Separate Accounts to serve as investment options for variable life insurance and variable contracts; and

WHEREAS, the parties to this Agreement wish to supplement the Participation Agreement with additional terms and conditions applicable to those Separate Account purchases and redemptions of VIT Fund Shares through Fund/SERV.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

Article 1          Activities

            DSC and Firm shall each perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  DSC and Firm shall each maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  DSC and Firm shall each conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV and Networking and (b) the then current prospectuses and statements of additional information of the VIT Funds.

Article 2          Purchase, Redemption and Exchange Instructions

                        Section 2.1      Firm shall process all instructions from contract owners for the purchase, redemption or exchange of Shares (the “Instructions”) in accordance with the procedures and limitations set forth in the Participation Agreement, except to the extent such procedures and limitations are modified by the provisions of this Article 2.

                        Section 2.2      Firm shall be solely responsible for the accuracy of each Fund/SERV instruction and the issuance of any Fund/SERV instruction will constitute Firm’s representation and warranty to DSC and the VIT Fund that the Fund/SERV instruction is accurate, complete and issued pursuant to Instructions.  All orders for the purchase of Shares via Fund/SERV are subject to acceptance or rejection by DSC, Underwriter or the VIT Funds, as applicable, in their sole discretion.  Firm shall receive confirmation of purchases, redemptions and exchanges, and notice of any rejections, from DSC, Underwriter or the VIT Funds, as applicable, via Fund/SERV.

                        Section 2.3      Instructions shall be deemed to have been received (and price protected) as of the day on which the Instructions were placed by the Firm with DSC (“Trade Date”), if such Instructions are received by Firm from Client prior to 4:00 p.m. Eastern Standard Time (“EST”) on a business day on which the New York Stock Exchange is open (“Close of Trading”) and transmitted to NSCC no later than 6:00 a.m. EST' (“Cut-off”) on the next business day the New York Stock Exchange is open after Trade Date (“T+1”).  Firm warrants that all Fund/SERV instructions Firm transmits to the VIT Funds for processing as of a particular Trade Date will relate only to Instructions received by Firm prior to the Close of Trading on that Trade Date.    Firm shall transmit the settlement of all purchase orders to NSCC on T+1 or T+3 as defined by trade settlement instructions.  If Firm fails to so transmit the settlement, then the VIT Fund or DSC shall have the right to cancel the order or redeem the shares purchased pursuant to that order and Firm shall be liable for any loss incurred by the VIT Fund or its shareholders as a result of the non-payment of the purchase price and the redemption of the shares.  DSC, on behalf of the VIT Fund, shall have the right in such case to claim the amount of such loss from the Firm which the Firm hereby agrees to promptly pay.

                        Section 2.4      In the event that any orders placed by Firm are processed by DSC on an as-of basis (“As Of Trade”) as an accommodation to Firm (including cancellations or corrections of previously placed Instructions), Firm shall promptly pay each VIT Fund for any loss incurred to the VIT Fund as a result of the As of Trade.   DSC shall have complete and sole discretion as to whether or not to accept an As Of Trade.    If an As Of Trade is allowed by DSC to be processed as of a particular Trade Date, Firm warrants that the trade relates only to Instructions received by Firm by the Close of Trading on Trade Date.  DSC has the right to process any As of Trade outside of Fund/SERV.

                        Section 2.5      In the event of overpayment to Firm upon redemption where such overpayment is caused by DSC’s error, Firm agrees to cooperate with DSC in its efforts to collect such overpayment, repay the amount of such overpayment held by its Separate Accounts, and to use commercially reasonable efforts to collect such overpayment.  Overpayments caused by Firm’s error shall be the sole responsibility and liability of Firm.

                        Section 2.6      DSC or its affiliate shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the continuous offering of Shares of the VIT Funds.  DSC and its affiliates reserve the right in its discretion and without notice to Firm to suspend sales or withdraw the offering of Shares of any VIT Fund.  DSC shall notify Firm immediately if any registration or qualification of shares of a VIT Fund for sale is terminated or if such VIT Fund wishes to prevent Firm from placing or continuing to place purchase orders on behalf of the Separate Accounts.  DSC may enter into other similar agreements to this Agreement with any other person or persons without Firm’s consent.

                        Section 2.7      Except for the limited purpose in Section 2.3 or as further outlined in the Participation Agreement, nothing in this Agreement shall be deemed or construed to make Firm an employee, agent, representative or partner of the VIT Funds or of DSC or any of their affiliates, and neither Firm nor any affiliate thereof is authorized to act for DSC, the VIT Funds or any of their affiliates or to make any representations on behalf of any of them.

Article 3          Representations and Warranties of DSC

                        DSC represents, warrants and covenants to Firm that:

                        (a)     It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

                        (b)     It is a transfer agent registered under the Securities Exchange Act of 1934, and is the duly authorized transfer agent for each of the VIT Funds.

                        (c)     The Underwriter has entered into a membership agreement with the NSCC, has met all the requirements to participate in Fund/SERV.

                        (d)    It is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the VIT Funds.

                        (e)     It has necessary and adequate facilities, computer software and hardware, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with the terms of this Agreement, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the VIT Funds’ prospectuses and SAIs, and the highest industry standards.

Article 4          Representations, Warranties and Covenants of Firm

                        Firm represents, warrants and covenants to DSC that:

                        (a)     Voya Insurance and Annuity Company is a life insurance company duly organized, existing in good standing under the laws of the State of Iowa.

                        (b)     It has entered into a membership agreement with the NSCC, and has met all the requirements to participate in Fund/SERV.

                        (c)     It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of Firm.

                        (d)    It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

                        (e)     It has, directly or through an administrator, necessary and adequate facilities, computer software and hardware, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with the terms of this Agreement, in a businesslike and competent manner, in conformance with all laws, rules and regulations and the VIT Funds’ prospectuses and SAIs, and the highest industry standards.

                        (f)     It will not hold itself out to the public or engage in any activity as an agent or distributor for the VIT Funds, DSC or any of their affiliates.

                        (g)     Firm will furnish DSC with such information as it may reasonably request, and will otherwise cooperate with DSC and its designees (including, without limitation, any auditors designated by DSC) in connection with the preparation of reports to the governing Boards of the VIT Funds concerning this Agreement, as well as any other reports or filings that may be required by law.  Firm will further maintain all records required by law.

Article 5          Indemnification

                        Section 5.1      Firm agrees to indemnify and hold harmless DSC, the VIT Funds and each of their respective affiliates, directors, trustees, agents, officers and employees (collectively, “DSC Indemnitees”) against any losses, lawsuits, claims, damages, expenses or liabilities, including reasonable legal fees (collectively, “Loss”) to which a DSC Indemnitee may become subject insofar as such Loss arises out of:  (i) Firm’s failure to comply with the terms of this Agreement; (ii) Firm’s breach of any warranty, representation or covenant under this Agreement; (iii) Firm’s lack of good faith in performing its obligations hereunder; (iv) the willful misconduct, reckless disregard or negligent acts or omissions of Firm or its employees, agents or contractors in connection herewith (including any actions taken or omitted as a result of the malfunction of Firm’s equipment or systems); and (v) DSC’s acting upon Fund/SERV instructions given to it by Firm.  Firm will not be liable for indemnification hereunder of any DSC Indemnitee to the extent that any Loss results from the bad faith, negligence, reckless disregard or willful conduct of such DSC Indemnitee.  Without limiting the generality of the foregoing, Firm shall indemnify and hold harmless the DSC Indemnitees for any Loss, including fines or penalties, incurred as a result of Firm’s cancellation or correction of any trade or failure to settle a trade, or from an As Of Trade, placed through Fund/SERV.

                        Section 5.2      DSC agrees to indemnify and hold harmless Firm and its respective affiliates, directors, trustees, officers and employees (collectively, “Firm Indemnitees”) against any Loss to which a Firm Indemnitee may become subject insofar as such Loss arises out of:  (i) DSC’s failure to comply with the terms of this Agreement; (ii) DSC’s breach of any warranty, representation or covenant under this Agreement; (iii) DSC’s lack of good faith in performing its obligations hereunder; and (iv) the willful misconduct, reckless disregard or negligent acts or omissions of DSC or its employees, agents or contractors in connection herewith (including any actions taken or omitted as a result of the malfunction of DSC’s equipment or systems).  DSC will not be liable for indemnification hereunder of any Firm Indemnitee to the extent that any Loss results from the bad faith, negligence, reckless disregard or willful misconduct of such Firm Indemnitee.

                        Section 5.3      In order that the indemnification provisions contained herein shall apply, upon the assertion of a Loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of Loss, and shall keep the other party advised with respect to all developments concerning such Loss.  The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such Loss.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Section 5.4      The obligations of DSC and Firm pursuant to this Article 5 are in addition to, and not in lieu of, all other obligations each of them has under this Agreement.

Article 6          Bonding

                        The Firm shall maintain insurance in accordance with industry standards and in any event it shall not be less than as required pursuant to the Participation Agreement.

Article 7          Confidentiality

                                 Each of DSC and Firm agrees, on behalf of itself, its affiliates and its employees, that the terms of this Agreement, information exchanged hereunder (including information about our respective customers or potential customers), and books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement are confidential and shall remain confidential, and shall not be disclosed, sold or used in any way without the prior written consent of the other party.  Notwithstanding the foregoing, such confidential information may be disclosed to others on a “need to know basis” to carry out the terms of this Agreement or as authorized by applicable privacy rules and regulations.  In such instances where disclosure is necessary to carry out the terms of this Agreement, we agree to enter into confidentiality agreements with such third parties similar to our agreement contained herein.  The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the party to whom the information was disclosed prior to disclosure hereunder (iii) independently developed by the party possessing such information, or (iv) disclosed pursuant to law, rule, regulation, or by order of a court of competent jurisdiction, a regulatory agency or an administrative agency.

Article 8          Anti-Money Laundering

                        The Anti-Money Laundering provisions set forth in the Participation Agreement shall apply herein.

Article 9          Short-Term Trading

The short-term trading provisions set forth in the Participation Agreement shall apply herein. Additionally, Firm, Underwriter, and the VIT Funds have agreed to extensive short-term trading terms in the Participation Agreement and pursuant to Rule 22c-2 under the Investment Company Act of 1940, as amended.

Article 10        Assignment

                        Section 10.1    Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other party.

                        Section 10.2    This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

Article 11        Term and Termination of Agreement

                        Section 11.1    This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

                        Section 11.2    This Agreement may be terminated by either party hereto at any time upon at least thirty (30) days’ written notice.  Articles 5 and 7 shall continue in full force and effect after termination of this Agreement.

                        Section 11.3    This Agreement shall terminate automatically upon termination of the Participation Agreement, subject to the continuation provisions in Section 10.3 of the Participation Agreement.

Article 12        Entire Agreement

                        This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all prior agreements, arrangements and understandings, written or oral, among the parties.  To the extent that the Participation Agreement conflicts with this Agreement, the Participation Agreement will control except with respect to Article 2 which shall apply if trading via the NSCC.

Article 13        Amendments; Waivers

                        This Agreement may be amended, modified, superseded, or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties affected thereby.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

 Article 14       Notices

                        All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered, certified mail, or overnight mail, or by telecopier confirmed in writing within three (3) business days as follows:

                                 (a)     If to DSC:

                                                DeAWM Service Company

                                                222 South Riverside Plaza

                                                Chicago, IL 60606-5808

                                                Attention:  Mike Sharkey

                                                with a copy to:

                                                Deutsche Asset & Wealth Management                                                                                             60 Wall Street, 23rd Floor

                                                New York, NY 10005

                                                Attention: Legal Department-Retail Division

                                 (b)    If to Firm:

                                    Voya Insurance and Annuity Company

One Orange Way, C2N
Windsor, CT  06095-4774
Attention: Legal Department

                        Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above.  All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

Article 15        Governing Law

                        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

Article 16        Captions

                        The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Article 17        Severability

                        If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article 18        Counterparts

                        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

            IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

DeAWM SERVICE                                                               VOYA INSURANCE AND

COMPANY                                                                ANNUITY COMPANY

By:      /s/Mike Sharkey                                              By:      /s/Carolyn M. Johnson

Name:  Mike Sharkey                                                 Name: Carolyn M. Johnson

Title:    Vice President

                                                                                    Title:   Senior Vice President

By:  /s/Kristine Lyons

Name:  Kristine Lyons

Title:  Vice President